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                              CONSULTING AGREEMENT


This consulting agreement (the "Agreement") is entered into as of the 15th day of July, 1999, by and between RETAIL CELLULAR, INC. ("RCI"), having offices at 10 California Avenue, Framingham, MA 01701, a Delaware corporation, which is to become, on or about the date hereof, a wholly-owned subsidiary of Shared Technologies Cellular, Inc. ("STC"), and RETAIL DISTRIBUTORS, INC., A DELAWARE CORPORATION ("Consultant").

                                    RECITALS:

WHEREAS, RCI wishes to engage the services of Consultant to provide certain services to RCI, and Consultant has agreed to provide such services pursuant to the terms hereof.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows.

1.       Responsibilities of Consultant.

1.1 During the term hereof, Consultant shall provide certain consulting services to RCI in the area of assisting STC in its sales of prepaid cellular services. Consultant shall report to the chief executive officer of STC and the Board of Directors of RCI.

2.       Responsibilities of RCI.

2.1 RCI shall compensate Consultant in accordance with Section 4 of this Agreement.

3.       Term and Termination.

3.1 This Agreement shall commence as of July 15, 1999 and shall continue through March 31, 2001, subject to termination as provided hereinafter.

3.2 Either party may terminate this Agreement at any time for Cause, as that term is defined herein.

(a) With respect to RCI, the term Cause shall mean (i) any material default of RCI that is not cured within ten (10) days of RCI's receipt of written notice thereof, except that RCI shall not be entitled to any cure period in the event of more than three (3) defaults within any period of twelve (12) consecutive months, or (ii) the filing against RCI of a petition (voluntarily or involuntarily) pursuant to any federal or state bankruptcy laws and such petition is not removed within 30 days of being filed.

(b) With respect to Consultant, the term Cause shall mean (i) the willful failure or refusal to comply with explicit lawful directives of RCI or to render the services
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         required herein; (ii) indictment of Consultant for a criminal offense;
         (iii) any material default by Consultant that is not cured within ten
         (10) days of Consultant's receipt of written notice thereof, except that Consultant shall not be entitled to any cure period in the event of more than three (3) defaults within any period of twelve (12) consecutive months.

3.3 RCI may terminate this Agreement at any time in the event that Consultant becomes insolvent or has filed against it (voluntarily or involuntarily) a petition for bankruptcy under federal or state bankruptcy laws and such petition is not removed within 30 days of being filed.

3.4 In the event of termination of this Agreement by RCI for Cause or by reason of Consultant's insolvency or unremoved bankruptcy petition, pursuant to
Section 3.3 hereof, then RCI shall have the right to terminate that certain Services Agreement by and between STC and Retail Distributors, Inc. ("RDI") entered into on or about the date hereof, without further obligation of any kind, except for then accrued payment obligations hereunder and under said Services Agreement.

4.       Consultant's Compensation.

4.1 During the term hereof, RCI shall pay compensation to Consultant at the rate of $10,000 per month, payable at the end of each month, commencing as of February 8, 1999, and terminating December 31, 2000, notwithstanding that the term of this Agreement expires March 31, 2001.

5.       Independent Contractor Status.

5.1 It is expressly understood and agreed that Consultant shall at all times hereunder be an independent contractor and not an employee of RCI or its Affiliates. As such, neither RCI nor its Affiliates shall have any responsibilities for withholding any taxes on behalf of Consultant, nor shall Consultant's employees be eligible for insurance or other benefits ordinarily available to employees of RCI and its Affiliates.

6.       Confidential Information.

6.1 Information. Consultant acknowledges and agrees that all non-public information relating to RCI's or any of its Affiliate's customers, prospective customers, distributors, prospective distributors, carriers, suppliers and other business partners, trade secrets, business plans, sales and marketing strategies, contracts, technologies and processes, software, products, services, product development activities, procurement and sales records, promotion and pricing information, financial data, and other proprietary data and information of RCI and its Affiliates, whether known to RCI prior to or during the term of this Agreement, (collectively, "Information") are valuable, special and unique assets of RCI and its Affiliates. As used in this Agreement, the term Affiliate shall mean any entity which controls RCI, is controlled by RCI or with which RCI is under common control. Consultant acknowledges that his access to and knowledge of the Information is essential to the performance of its duties for RCI. Consultant represents and agrees that, except as specifically authorized in writing by RCI or STC or in connection with the performance of its



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duties hereunder, Consultant will not, either during or after the term hereof
(i) disclose any Information to any person or entity for any purpose whatsoever, or (ii) make use of any Information for its own purposes or for the benefit of any other person or entity, other than RCI or its Affiliates. Consultant acknowledges that all Information will at all times be subject to the control of RCI and its Affiliates, and Consultant agrees to surrender and return the same to RCI or STC upon request of RCI or STC, and in any event will surrender and return such no later than the termination of this Agreement for any reason. The obligations of this Section 6.1 shall survive the termination of this Agreement, except as limited by Section 7.2 below. Notwithstanding, the foregoing, Information shall not include information generally known in the industry, other than through a breach of this Agreement, information provided to Consultant by a third party not bound by a confidentiality agreement concerning such information, and information independently developed by Consultant indicated by its records.

6.2 Work Product, etc. Consultant hereby assigns, transfers and conveys to RCI all of Consultant's right, title and interest to all work products generated by Consultant in connection with this Agreement, including, without limitation, all sales, marketing, advertising and distribution plans and material, conceived or developed solely, or jointly with others by Consultant during the term hereof
(a) which relate directly or indirectly to the business of RCI or its Affiliates; or (b) which result from any work performed or managed by Consultant for RCI or its Affiliates. The obligations of Consultant under this Section 6.2 shall survive the termination of this Agreement, except as limited by Section
7.2 below.

7      Restrictive Covenant.

7.1 During the term hereof and for a period of one (1) year thereafter, except as limited by Section 7.2 below, provided that RCI or its successors in interest are not in material breach of their obligations hereunder, after giving effect to any applicable cure period with respect to such breach, Consultant shall not, directly or indirectly:

         (a) conduct or assist others in conducting or be involved or interested in any manner in any business relating to the provision of prepaid cellular products or services within the United States;

         (b) recruit, solicit or hire, or assist any other person or party in recruiting, soliciting or hiring any Employee (as hereinafter defined), or induce or attempt to induce or assist any other person or entity in inducing or attempting to induce any Employee to terminate or alter its relationship with RCI or any of its Affiliates (collectively "Recruiting Activity"). For the purposes of this Section 7.1(b), the term "Employee" shall mean any person who is, or within the six (6) month period preceding the date of any such Recruiting Activity was, an employee or consultant of RCI or any of its Affiliates; or

         (c) solicit any Customer (as hereinafter defined), or induce, attempt to induce or assist any other person or entity in inducing or attempting to induce any Customer to discontinue or alter its relationship with RCI or any of its Affiliates (collectively "Solicitation Activity"). For the


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purposes of this Section 7.1(c), the term "Customer" shall mean any individual, firm, partnership, corporation or other entity which is, or within the twelve
(12) month period immediately preceding the date of such Solicitation Activity was, a customer, distributor, dealer, telecommunications carrier, or sales agent of RCI or any of its Affiliates. It is understood and agreed that the business(es) of RCI or any of its Affiliates are national in scope, and that the geographical scope of the covenants set forth in this Section 7.1(c) is therefore appropriate. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE SCOPE OF EACH OF THE COVENANTS CONTAINED IN THIS SECTION 7.1(c) ARE REASONABLE AS TO TIME, AFFECTED PERSONS, SCOPE OF ACTIVITIES AND GEOGRAPHIC AREA AND ARE NECESSARY TO PROTECT THE LEGITIMATE BUSINESS INTERESTS OF RCI OR ANY OF ITS AFFILIATES. It is further agreed that such covenants will be regarded as divisible and if any such covenant is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or persons or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or persons, or geographic area as to which it may be enforceable.

7.2 Notwithstanding anything else contained in this Agreement, Sections 6, 7 and 8 hereof shall not survive the expiration of the services agreement entered into by and between STC and RDI on or about the date hereof (the "Services Agreement") in the event that either (i) STC and RDI fail to negotiate a mutually agreeable renewal of the Services Agreement, or (ii) STC elects to not pay to RDI a noncompete payment of $100,000 per month for the twelve (12) months following the expiration of the term of the Services Agreement, as provided thereunder.

8. Equitable Remedies. It is hereby acknowledged that a violation of any of the provisions set forth in Sections 6 or 7 of this Agreement is likely to result in irreparable harm to RCI and/or its Affiliates. Therefore, in the event of any such violation, RCI and/or its Affiliates, as the case may be, shall be entitled to injunctive relief, which shall be in addition to any and all remedies otherwise available at law.

9.       Agency.

9.1 Consultant's authority to bind RCI shall be limited to such authorization as may be granted by the Chief Executive Officer of STC from time to time.

10.      No Conflicts.

10.1 Consultant hereby represents and warrants that its engagement by RCI will in no way conflict with or be constrained by any prior or current engagement, consulting agreement or relationship with any person or entity whether oral or written. Notwithstanding the preceding sentence, RCI acknowledges that Consultant intends to devote a portion of its time to other endeavors.

11. Arbitration. Any dispute or disagreement arising between the parties in connection with this Agreement, which is not settled to the mutual satisfaction of the parties within thirty (30) days (or such longer period as may be mutually agreed upon) from the date that either party

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informs the other in writing that such dispute or disagreement exists, shall be submitted for arbitration to J.A.M.S./ENDISPUTE, in Hartford, Connecticut, in accordance with the J.A.M.S./ENDISPUTE Arbitration Rules and Procedures, as amended by this Agreement. The cost of the arbitration, including the fees and expenses of the arbitrator(s), will be shared equally by the parties unless the award otherwise provides. Each party shall bear the cost of preparing and presenting its case. The parties agree that the arbitrator(s) shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator(s) have the authority to make any award that provides for punitive or exemplary damages. The decision of the arbitrator(s) shall follow the plain meaning of the relevant documents, and shall be final and binding upon the parties. The award may be confirmed and enforced in any court of competent jurisdiction.

12. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be delivered by hand or sent by certified mail or reputable overnight courier, postage or charges prepaid, addressed as follows:

         If to RCI:                 Retail Cellular, Inc.
                                    c/o Shared  Technologies Cellular, Inc.
                                    100 Great Meadow Road, Suite 104
                                    Wethersfield, CT 06109
                                    Attn: Legal Department

         If to RDI:                 Beth Geller, Esq.
                                    DTR Associates Limited Partnership
                                    150 E. Palmetto Park Road, Suite 700
                                    Boca Raton, FL  33432

or such other address as shall be furnished in writing by any party in accordance with this Section 12 and any such notice or communication shall be deemed effective as of the date so given.

13.      General.

13.1 No modification of this Agreement shall be valid unless in writing signed by the parties hereto.

13.2 Neither party may assign this Agreement to any third party without the prior written consent of the other party. This Agreement shall be valid and binding upon all heirs, successors and permitted transferees or assigns of the parties hereto.

13.3 This Agreement shall be governed by the laws of the State of Connecticut, without giving effect to any principle of conflict-of-laws that would require the application of the law of any other jurisdiction.

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13.4     In the event of a dispute arising out of this Agreement, the prevailing party shall be entitled to recovery of its reasonable legal fees and expenses.

13.5 The waiver of any provision of this Agreement shall not be construed as a continuing waiver of such breach or of other breaches of the same or of other provisions hereof.

13.6 The section headings of this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. Whether defined terms are stated in the singular or plural shall not affect their construction as defined terms.

13.7 All payment obligations, confidentiality and restrictive covenant provisions, and any other provisions that by sense and context are intended to survive the termination of this Agreement shall so remain in effect after the termination hereof until the running of the applicable statute of limitations. Notwithstanding the foregoing, said restrictive covenant provisions shall survive for only one (1) year following the termination of this Agreement.

13.8 The parties acknowledge that they have each read this Agreement in its entirety, understand it and agree to be bound by its terms and conditions.

13.9 This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, discussions and understandings, whether oral or written.

13.11 In the event that any provision(s) of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of remaining provisions and severable portions thereof shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONSULTANT                                  RETAIL CELLULAR, INC.,
                                            a Delaware corporation

By:/s/ Ray J. Wysocki                       By:/s/ Vincent DiVincenzo
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      Retail Distributors, Inc.,                  Vincent DiVincenzo, Treasurer
      a Delaware corporation

Date: 7/16/99                                        Date: 7/15/99
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